                                                                    Exhibit 99.2

                           FORWARD-LOOKING STATEMENTS

       This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as "may," "expects," "believes," "anticipates," "estimates," "should," or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

       - compliance with the Medicare "hospital within a hospital" regulation changes will require increased capital expenditures and may have an adverse effect on our future net operating revenues and profitability;

       - the failure of our long-term acute care hospitals to maintain their status as such may cause our net operating revenues and profitability to decline;

       - the failure of our facilities operated as "hospitals within hospitals" to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

       - implementation of modifications to the admissions policies for our inpatient rehabilitation facilities, as required to achieve compliance with Medicare guidelines, may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability;

       - implementation of annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may reduce our future net operating revenues and profitability;

       - additional changes in government reimbursement for our services may have an adverse effect on our future net operating revenues and profitability;

       - changes in applicable regulations or a government investigation or assertion that we have violated applicable regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability;

       - integration of recently acquired operations and future acquisitions may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

       - private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

       - the failure to maintain established relationships with the physicians in our markets could reduce our net operating revenues and profitability;

       - shortages in qualified nurses or therapists could increase our operating costs significantly;

       - competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

       - the loss of key members of our management team could significantly disrupt our operations; and

       - the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities.

       Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of this report.

                             SEMPERCARE ACQUISITION

       Effective as of January 1, 2005, we acquired SemperCare for approximately $100 million in cash. The purchase price for the SemperCare acquisition is subject to an upward or downward adjustment based on the level of SemperCare's net working capital on the closing date of the acquisition. SemperCare is based in Plano, Texas and operates 17 long-term acute care hospitals in 11 states. Six of the SemperCare facilities are in markets that overlap with other Select hospital markets. All of the SemperCare facilities are HIHs, and we expect to transition these facilities to adapt to the new HIH regulations within a similar time frame and using strategies similar to those that we will use to transition our other HIHs.

      For the twelve months ended September 30, 2004, SemperCare's net revenues, net income and net income before interest, income taxes, depreciation and amortization, or EBITDA, were approximately $136.2 million, $1.1 million and $5.5 million, respectively. The following table reconciles SemperCare's EBITDA to net income for such period:

                                                  LTM Ended
                                                September 30,
                                                    2004
                                                    ----
                              (dollars in millions)
              EBITDA (1) (2)                     $    5.5
              Less:
                 Depreciation                         1.6
                 Interest expense, net                2.8
                 Tax expense                          0.0
                                                 --------
              Net Income                         $    1.1
                                                 --------

      (1) Reflects the "start-up" losses of seven hospitals that opened during 2003 and 2004 and initially received Medicare reimbursement under the payment system applicable to general acute care hospitals. During the twelve months ended September 30, 2004, and prior to each of these seven hospitals being certified as long-term acute care hospitals, these hospitals sustained a total of approximately $9.2 million of net EBITDA losses. All but two of these hospitals have since been certified by the federal Medicare program as long-term acute care hospitals, with certification pending for the remaining two hospitals.

      (2) Reflects approximately $9.8 million in corporate overhead expenses, or approximately 7.2% of SemperCare's net revenues for the same period. Our corporate overhead expenses for the twelve months ended September 30, 2004 were approximately 3.0% of our net revenues for the same time period. If SemperCare's actual corporate overhead expenses for the twelve months ended September 30, 2004 had been equal to 3.0% of SemperCare's net revenues, SemperCare's actual corporate overhead would have been approximately $5.7 million less for such period. While we currently anticipate a significant reduction in SemperCare's corporate overhead expenses to result from the integration of the SemperCare operations into our existing operations, there can be no assurances that SemperCare's corporate overhead expenses can be reduced to the same level as our corporate overhead expenses.


                                THE TRANSACTIONS

       On October 17, 2004, we entered into a merger agreement with EGL Acquisition Corp. and EGL Holding Company ("Holdings") pursuant to which EGL Acquisition Corp. will merge with and into our company, with our company continuing as the surviving corporation and a wholly owned subsidiary of Holdings. EGL Acquisition Corp. and Holdings are Delaware corporations formed by Welsh, Carson, Anderson & Stowe IX, L.P. ("Welsh Carson") for purposes of engaging in the merger and related transactions. Pursuant to the merger agreement, Select's existing stockholders (other than rollover stockholders) and option holders will be paid a total purchase price of approximately $1,826.9 million, assuming no stockholder validly exercises dissenter's rights. The merger and related transactions are collectively referred to in this report as the "Transactions" and are more fully described below in "The Transactions."

       The Transactions will be financed by:

       - a cash equity investment in Holdings by an investor group lead by our sponsors Welsh Carson and Thoma Cressey Equity Partners Inc.,


       - a rollover investment by our continuing investors including members of our senior management team and certain of our directors,

       - Holdings' issuance and sale of senior subordinated notes, preferred stock and common stock to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family,

       -     borrowings by us under our new senior secured credit facility,

       -     a portion of our existing cash on hand, and

       - the senior subordinated notes due 2015 to be offered by us in connection with the Transactions (such notes, the "Notes" and, such offering, the "Offering").

       As a result of the Transactions, the majority of our assets and liabilities will be adjusted to their fair value as of the closing. The excess of the total purchase price over the fair value of our tangible and identifiable intangible assets will be allocated to goodwill, which will be the subject of an annual impairment test. Additionally, pursuant to Financial Accounting Standards Board Emerging Issues Task Force Issue No. 88-16 "Basis in Leveraged Buyout Transactions," a portion of the equity related to our continuing stockholders will be recorded at the stockholder's predecessor basis and a corresponding portion of the acquired assets will be reduced accordingly. As a result, our statements of financial position and results of operations subsequent to the Transactions will not be comparable to the same statements for the periods prior to the Transactions.

       In connection with the merger, we have commenced tender offers to acquire all of our existing 9 1/2% senior subordinated notes due 2009 and all of our existing 7 1/2% senior subordinated notes due 2013. In connection with each such tender offer we are seeking consents to eliminate substantially all of the restrictive covenants and make other amendments to the indentures governing such notes. The consummation of the merger is conditioned upon a majority of the aggregate principal amount of each such series of outstanding notes being tendered and consenting to the proposed amendments.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

       You should read the summary consolidated financial data below in conjunction with our consolidated financial statements and the accompanying notes and "Unaudited Pro Forma Condensed Consolidated Financial Information." We derived the historical financial data for the years ended December 31, 2001, 2002 and 2003, and as of December 31, 2001, 2002 and 2003 from our audited consolidated financial statements. We derived the historical financial data for the nine months ended September 30, 2003 and 2004, and as of September 30, 2003 and 2004, from our unaudited interim consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2004 present results of operations before cumulative effects of accounting changes and are pro forma for the Transactions, as if the Transactions had been completed on January 1, 2004. The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2004 are pro forma for the Transactions as if the Transactions had been completed on September 30, 2004. You should also read "Unaudited Pro Forma Condensed Consolidated Financial Information." The pro forma combined statement of operations data for the twelve month period ended September 30, 2004, which we refer to as the pro forma LTM period, are pro forma for the Transactions as if the Transactions had been completed on October 1, 2003, and represent the sum of the amounts set forth in the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2003 and the amounts set forth in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004 less the amounts set forth in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2003, all as included under "Unaudited Pro Forma Condensed Consolidated Financial Information" contained in this report.

                                                                              NINE MONTHS ENDED SEPTEMBER 30,        PRO FORMA
                                           YEAR ENDED DECEMBER 31,         -------------------------------------     LTM ENDED
                                      ----------------------------------                                2004       SEPTEMBER 30,
                                        2001        2002       2003(1)      2003(1)       2004      PRO FORMA(2)      2004(2)
                                      --------   ----------   ----------   ---------   ----------   ------------   -------------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net operating revenues..............  $958,956   $1,126,559   $1,392,366   $ 990,927   $1,241,276    $1,241,276     $1,642,715
Operating expenses(3)...............   846,938      999,280    1,207,913     862,900    1,038,394     1,038,394      1,383,407
Depreciation and amortization.......    32,290       25,836       34,654      23,437       29,533        34,033         46,750
                                      --------   ----------   ----------   ---------   ----------    ----------     ----------
Income from operations..............    79,728      101,443      149,799     104,590      173,349       168,849        212,558
Loss on early retirement of
  debt(4)...........................   (14,223)          --           --          --           --            --             --
Equity in income from joint
  ventures..........................        --           --          824         334           --            --            490
Interest expense, net(5)............   (29,209)     (26,614)     (25,404)    (17,848)     (23,900)      (78,026)      (103,390)
                                      --------   ----------   ----------   ---------   ----------    ----------     ----------
Income from continuing operations
  before minority interests and
  income taxes......................    36,296       74,829      125,219      87,076      149,449        90,823        109,658
Minority interests(6)...............     3,491        2,022        2,402       1,893        2,772         2,772          3,281
                                      --------   ----------   ----------   ---------   ----------    ----------     ----------
Income from continuing operations
  before income taxes...............    32,805       72,807      122,817      85,183      146,677        88,051        106,377
Income tax provision................     3,124       28,576       48,597      33,503       59,121        35,491         42,786
                                      --------   ----------   ----------   ---------   ----------    ----------     ----------
Income from continuing operations...    29,681       44,231       74,220      51,680       87,556    $   52,560     $   63,591
                                                                                                     ==========     ==========
Income from discontinued operations,
  net...............................        --           --          251          18          802
                                      --------   ----------   ----------   ---------   ----------
Net income..........................    29,681       44,231       74,471      51,698       88,358
Less: preferred dividends...........     2,513           --           --          --           --
                                      --------   ----------   ----------   ---------   ----------
Net income available to common
  stockholders......................  $ 27,168   $   44,231   $   74,471   $  51,698   $   88,358
                                      ========   ==========   ==========   =========   ==========

                                                                              NINE MONTHS ENDED SEPTEMBER 30,        PRO FORMA
                                           YEAR ENDED DECEMBER 31,         -------------------------------------     LTM ENDED
                                      ----------------------------------                                2004       SEPTEMBER 30,
                                        2001        2002       2003(1)      2003(1)       2004      PRO FORMA(2)      2004(2)
                                      --------   ----------   ----------   ---------   ----------   ------------   -------------
                                                                        (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
Adjusted EBITDA(7)..................  $112,018   $  127,279   $  184,453   $ 128,027   $  202,882    $  202,882     $  259,308
Adjusted EBITDA as a % of net
  operating revenue.................      11.7%        11.3%        13.2%       12.9%        16.3%         16.3%          15.8%
Capital expenditures................  $ 24,011   $   43,183   $   35,852   $  23,725   $   26,092
CASH FLOW DATA:
Net cash provided by operating
  activities........................  $ 95,770   $  120,812   $  246,248   $ 164,237   $  129,449
Net cash used in investing
  activities........................   (61,947)     (54,048)    (261,452)   (253,980)     (13,078)
Net cash provided by (used in)
  financing activities..............   (26,164)     (21,423)     124,318     114,771      (62,092)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents...........  $ 10,703   $   56,062   $  165,507   $  81,448   $  219,915    $  109,915     $  109,915
Working capital.....................   126,749      130,621      188,380     150,927      271,541       244,555        244,555
Total assets........................   650,845      739,059    1,078,998     990,942    1,106,058     2,205,837      2,205,837
Total debt..........................   288,423      260,217      367,503     369,941      355,508     1,445,508      1,445,508
Total stockholders' equity..........   234,284      286,418      419,175     381,496      481,094       500,000        500,000
SELECTED RATIOS:
Ratio of Adjusted EBITDA to net
  interest(5).......................       3.8x         4.8x         7.3x                                                  2.5x
Ratio of net debt to Adjusted
  EBITDA(8).........................       2.5x         1.6x         1.1x                                                  5.2x

 (1) Amounts have been restated to reflect the reclassification and reporting of discontinued operations in connection with the disposal of a skilled nursing facility sold on September 27, 2004 that was acquired as part of our Kessler acquisition in 2003.

 (2) Our recent acquisition of SemperCare does not meet the significance thresholds under Rule S-X and accordingly is excluded from the Unaudited Pro Forma Condensed Consolidated Financial Information.

 (3) Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

 (4) Reflects the write-off of deferred financing costs and discounts resulting from the repayment of indebtedness with the proceeds from our initial public offering in April 2001 and our 9 1/2% senior subordinated notes offering in June 2001.

 (5) Net interest equals interest expense minus interest income.

 (6) Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

 (7) We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, equity in income from joint ventures and minority interest. We believe that the presentation of Adjusted EBITDA is important to our investors because Adjusted EBITDA is commonly used as an analytical indicator of performance within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units, and for us as a whole. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operating, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

     footnotes continued on following page

     The following table reconciles Adjusted EBITDA to net income for the periods indicated:

                                                                            NINE MONTHS ENDED SEPTEMBER 30,     PRO FORMA
                                              YEAR ENDED DECEMBER 31,       -------------------------------     LTM ENDED
                                           ------------------------------                           2004      SEPTEMBER 30,
                                             2001       2002       2003       2003       2004     PRO FORMA       2004
                                           --------   --------   --------   --------   --------   ---------   -------------
                                                                        (DOLLARS IN THOUSANDS)
   Adjusted EBITDA.......................  $112,018   $127,279   $184,453   $128,027   $202,882   $202,882      $259,308
   Less:
     Loss on early retirement of debt....    14,223         --         --         --         --         --            --
     Equity in income from joint
       ventures..........................        --         --       (824)      (334)        --         --          (490)
     Minority interest...................     3,491      2,022      2,402      1,893      2,772      2,772         3,281
     Depreciation and amortization.......    32,290     25,836     34,654     23,437     29,533     34,033        46,750
     Interest income.....................      (507)      (596)      (936)      (626)    (1,485)      (269)         (269)
     Interest expense....................    29,716     27,210     26,340     18,474     25,385     78,295       103,659
     Income tax expense..................     3,124     28,576     48,597     33,503     59,121     35,491        42,786
                                           --------   --------   --------   --------   --------   --------      --------
     Net income from continuing
       operations........................    29,681     44,231     74,220     51,680     87,556   $ 52,560      $ 63,591
                                                                                                  ========      ========
     Income from discontinued
       operations........................        --         --        251         18        802
                                           --------   --------   --------   --------   --------
   Net income............................  $ 29,681   $ 44,231   $ 74,471   $ 51,698   $ 88,358
                                           ========   ========   ========   ========   ========

     The SEC has adopted regulations regarding the use of non-GAAP financial measures, including EBITDA and Adjusted EBITDA, which are applicable to our periodic reports and registration statements. As required by these regulations, adjustments to the GAAP financial measures reflected in the table above will not be presented in such periodic reports or registration statements.

(8)  Net debt equals total debt less cash and cash equivalents.

                                USE OF PROCEEDS

       We estimate that the net proceeds from the offering of the notes after deducting the initial purchasers' discounts and estimated expenses will be approximately $642 million. The Transactions will be financed using existing cash on hand and the proceeds of equity and senior subordinated debt investments in Holdings by an investor group led by our sponsors, borrowings under our new senior secured credit facility and the issuance of the notes offered hereby. The following table sets forth the estimated sources and uses of funds and non-cash rollover equity relating to the Transactions. The actual amounts of such sources and uses may differ at the actual closing date of the Transactions.

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
SOURCES:
  Cash on hand..............................................    $  110.0
  New senior secured revolving loan facility(1)(2)..........       200.0
  New senior secured term loan facility.....................       580.0
  Notes(2)..................................................       660.0
  Holding company senior subordinated notes financing(3)....       150.0
  Rollover equity(4)........................................       151.9
  Cash equity investment(5).................................       610.0
                                                                --------
TOTAL SOURCES...............................................    $2,461.9
                                                                ========
USES:
  Merger consideration(6)...................................    $1,826.9
  Rollover equity(4)........................................       151.9
  Repayment of existing debt(2).............................       350.0
  Fees and expenses(7)......................................       133.1
                                                                --------
TOTAL USES..................................................    $2,461.9
                                                                ========

------------

(1) Total revolving loan availability under our new senior secured credit facility will be $300.0 million. Upon consummation of the Transactions, we intend to borrow $200.0 million in revolving loans to provide a portion of the funds required to consummate the Transactions. In addition, approximately $16.4 million of letters of credit are expected to be outstanding under our new senior secured credit facility at closing.

(2) Assumes that all of our existing 9 1/2% senior subordinated notes due 2009 and all of our existing 7 1/2% senior subordinated notes due 2013 are repurchased in connection with the tender offers and consent solicitations described under "The Transactions." To the extent that any of our existing senior subordinated notes are not acquired in the debt tender offers, we expect that the amount of revolving loans borrowed under our new senior secured credit facility upon the closing of the Transactions will be reduced by the total consideration offered for those untendered notes up to $10.0 million and, if the total consideration offered for those untendered notes exceeds $10.0 million, we may elect to reduce the amount of the notes being offered by the amount of that excess.

(3) The proceeds from Holdings' senior subordinated notes financing as described under "The Transactions" will be contributed to us as equity.

(4) Reflects rollover shares valued at $18.00 per share, the price per share payable to our stockholders in the merger of EGL Acquisition Corp. and Select.

(5) The amount of the cash equity investment is expected to be decreased (by not more than $40.0 million) by the amount that cash on our balance sheet prior to giving effect to the Transactions exceeds $120.0 million.

                                           footnotes continued on following page

(6) Reflects the estimated total amount payable to our existing stockholders (other than rollover stockholders) and option holders in connection with the merger of EGL Acquisition Corp. and Select, assuming there are no dissenting stockholders.

(7) Includes estimated premiums, consent fees and interest payable in connection with the tender offers and consent solicitations for our existing senior subordinated notes, all commitment, placement and other financing fees and expenses payable in connection with the financing for the Transactions, including the initial purchasers' discounts and commissions in connection with the offering, and all advisory, legal, accounting, printing, proxy solicitation, mailing, filing and other fees and expenses relating to the Transactions.

                                 CAPITALIZATION

       The following table sets forth (i) our capitalization as of September 30, 2004 on an actual basis and (ii) our capitalization on a pro forma basis to give effect to the Transactions as if they had been completed on September 30, 2004.

                                                              AS OF SEPTEMBER 30,
                                                                      2004
                                                             ----------------------
                                                              ACTUAL     PRO FORMA
                                                             --------   -----------
                                                             (DOLLARS IN MILLIONS)
Cash and cash equivalents(1)...............................   $219.9     $  109.9
Debt:
  Existing credit facility.................................       --           --
  New revolving credit facility(2)(3)......................       --        200.0
  New term loan facility...................................       --        580.0
  9 1/2% senior subordinated notes due 2009(3).............    175.0           --
  7 1/2% senior subordinated notes due 2013(3).............    175.0           --
  Notes(3).................................................       --        660.0
  Other debt...............................................      5.5          5.5
                                                              ------     --------
Total debt.................................................    355.5      1,445.5
Total stockholders' equity(4)..............................    481.1        500.0
                                                              ------     --------
Total capitalization.......................................   $836.6     $1,945.5
                                                              ======     ========

------------

(1) Pro forma column does not reflect the approximately $100 million reduction in cash resulting from the consummation of our recent SemperCare acquisition.

(2) Total revolving loan availability under our new senior secured credit facility will be $300.0 million. Upon consummation of the Transactions, we intend to borrow $200.0 million in revolving loans to provide a portion of the funds required to consummate the Transactions. In addition, approximately $16.4 million of letters of credit are expected to be outstanding under our new senior secured credit facility at closing.

(3) Assumes that all of our existing 9 1/2% senior subordinated notes due 2009 and all of our existing 7 1/2% senior subordinated notes due 2013 are repurchased in connection with the tender offers and consent solicitations described under "The Transactions." To the extent that any of our existing senior subordinated notes are not acquired in the debt tender offers, we expect that the amount of revolving loans borrowed under our new senior secured credit facility upon the closing of the Transactions will be reduced by the total consideration offered for those untendered notes up to $10.0 million and, if the total consideration offered for those untendered notes exceeds $10.0 million, we may elect to reduce the amount of the notes being offered by the amount of that excess.

(4) Pro forma column reflects adjustment in accordance with Emerging Issues Task Force Issue No. 88-16 "Basis in Leveraged Buyout Transactions" to reduce equity (and goodwill) in order to reflect approximately 20% of the equity related to our continuing stockholders at their predecessor basis.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

       The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 gives effect to the Transactions as if such events occurred as of such date. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the nine month period ended September 30, 2003, each give effect to the Transactions, as if such events occurred on January 1, 2003. The unaudited pro forma condensed consolidated statements of operations for the nine month period ended September 30, 2004 give effect to the Transactions, as if such events occurred on January 1, 2004. The following unaudited pro forma condensed consolidated financial statements do not give effect to our recent acquisition of SemperCare. The pro forma combined statement of operations data for the twelve month period ended September 30, 2004 are pro forma for the Transactions, as if the Transactions had been completed on October 1, 2003, and represents the sum of the amounts set forth in the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2003 and the amounts set forth in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004 less the amounts set forth in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2003. The unaudited pro forma condensed consolidated financial information is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

       The acquisition of Select by Holdings will be accounted for, and is presented in the pro forma condensed consolidated financial information, under the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," with intangible assets recorded in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). As part of the preparation of this unaudited pro forma condensed consolidated financial information, we have performed a preliminary review of the tangible and intangible assets acquired. Based upon this limited preliminary review, we believe that identifiable intangible assets with a limited life (primarily customer contracts and non-compete agreements) would be approximately $50.3 million. A formal valuation study is currently being performed to identify and value all tangible and identifiable intangible assets. Thus, the actual allocation of the final purchase price may differ from the amounts presented in this unaudited pro forma condensed consolidated financial information. We would recognize an additional $10.0 million of amortization expense for every $100.0 million in excess purchase price allocated to an identifiable intangible asset using an average amortization life of ten years. In accordance with the provisions of SFAS 142, no amortization of indefinite-lived intangible assets or goodwill will be recorded. Additionally, pursuant to Financial Accounting Standards Board Emerging Issues Task Force Issue No. 88-16 "Basis in Leveraged Buyout Transactions," a portion of the equity related to our continuing stockholders will be recorded at the stockholder's predecessor basis and a corresponding portion of the acquired assets will be reduced accordingly. For purposes of this unaudited pro forma condensed consolidated financial information, we have estimated that portion of the rollover equity that will be valued at the stockholders' predecessor basis and presented it (as well as the corresponding portion of the acquired assets) on that carryover basis.

       Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information. The actual purchase accounting adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in this unaudited pro forma condensed consolidated financial information. Revisions to the preliminary purchase price allocation and financing of the Transactions may have a significant impact on the pro forma amounts of total assets, total liabilities, stockholders' equity, operating expenses, interest expense and provision for income taxes.

       The unaudited pro forma condensed consolidated statements of operations do not reflect certain expenses that we will incur at the closing of the Transactions. These expenses will be for cash paid to holders of in-the-money Select stock options of approximately $143.6 million and $56.3 million of financing, debt prepayment penalties, and advisor fees. These amounts have not been reflected in the pro forma condensed consolidated statements of operations presented herein. Such amounts, however, will be reflected in our fiscal 2005 actual consolidated statement of operations.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2004

                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ----------
                                                                      (DOLLARS IN THOUSANDS)
                                               ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  219,915   $ (110,000)(1)  $  109,915
  Restricted cash...........................................       7,500           --           7,500
  Accounts receivable, net..................................     225,942           --         225,942
  Current deferred tax asset................................      62,977        2,400 (4)      65,377
  Prepaid income taxes......................................          --       77,287(2)       77,287
  Other current assets......................................      21,811           --          21,811
                                                              ----------   ----------      ----------
Total Current Assets........................................     538,145      (30,313)        507,832
Property and equipment, net.................................     165,175           --         165,175
Goodwill and indefinite-lived intangibles...................     361,258    1,059,888(3)    1,421,146
Finite-lived intangibles....................................      20,286       30,000(4)       50,286
Non-current deferred tax asset..............................       3,047        9,600 (4)      12,647
Other assets................................................      18,147       30,604(5)       48,751
                                                              ----------   ----------      ----------
TOTAL ASSETS................................................  $1,106,058   $1,099,779      $2,205,837
                                                              ==========   ==========      ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Bank overdrafts...........................................  $    8,548   $       --      $    8,548
  Current portion of long-term debt and notes payable.......       4,358        5,800(6)       10,158
  Accounts payable and accrued expenses.....................     218,118       (7,080)(7)     211,038
  Income taxes payable......................................       2,047       (2,047)(2)          --
  Due to third-party payors.................................      33,533           --          33,533
                                                              ----------   ----------      ----------
Total Current Liabilities...................................     266,604       (3,327)        263,277
Long-term debt, net of current portion......................     351,150    1,084,200(6)    1,435,350
                                                              ----------   ----------      ----------
Total Liabilities...........................................     617,754    1,080,873       1,698,627
Commitments and Contingencies
Minority interest in consolidated subsidiary companies......       7,210           --           7,210
Stockholders' Equity:
  New equity................................................          --      500,000(8)      500,000
  Common Stock..............................................       1,019       (1,019)(8)          --
  Capital in excess of par..................................     274,134     (274,134)(8)          --
  Retained earnings.........................................     200,709     (200,709)(8)          --
  Accumulated other comprehensive income....................       5,232       (5,232)(8)          --
                                                              ----------   ----------      ----------
Total Stockholders' Equity..................................     481,094       18,906         500,000
                                                              ----------   ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $1,106,058   $1,099,779      $2,205,837
                                                              ==========   ==========      ==========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

       (1) Represents the application of funds from the Transactions as follows:

                                                              (DOLLARS IN THOUSANDS)
                                                              ----------------------
SOURCES OF FUNDS:
Borrowing on revolver............................................. $   200,000
New term loans....................................................     580,000
Notes.............................................................     660,000
Cash equity contribution..........................................     760,000

USE OF FUNDS:
Cash consideration in connection with the Transactions(a).........  (1,826,900)
Repayment of senior subordinated notes(b).........................    (350,000)
Transaction fees and expenses(c)..................................    (133,100)
                                                                   -----------
Net cash(d)....................................................... $  (110,000)
                                                                   ===========

------------

(a) Reflects the estimated total amount payable to our existing stockholders (other than rollover stockholders) and option holders in connection with the merger of EGL Acquisition Corp. and Select, assuming there are no dissenting shareholders.

(b) Assumes that all of our existing 9 1/2% senior subordinated notes due 2009 and all of our existing 7 1/2% senior subordinated notes due 2013 are repurchased in connection with the tender offers and consent solicitations described under "The Transactions." To the extent that any of our existing senior subordinated notes are not acquired in the debt tender offers, we expect that the amount of revolving loans borrowed under our new senior secured credit facility upon the closing of the Transactions will be reduced by the total consideration offered for those untendered notes up to $10.0 million and, if the total consideration offered for those untendered notes exceeds $10.0 million, we may elect to reduce the amount of the notes being offered by the amount of that excess.

(c) Of such amount, $56.3 million represents costs that will be expensed at closing, approximately $39.4 million represents deferred financing costs that will be capitalized as discussed in note 5 below, approximately $7.1 million represents payment of accrued interest on the 9 1/2% and the 7 1/2% senior subordinated notes as discussed in note 7 and approximately $30.3 million represents other direct costs of the acquisition that we included as a component of the purchase price, and as such, increases goodwill. The $56.3 million consists of financing and debt prepayment penalties. The $56.3 million to be charged to expense has not been reflected in the pro forma condensed consolidated statement of operations presented herein. Such amounts, however, will be reflected in our fiscal 2005 actual consolidated statement of operations.

(d) Reflects the use of approximately $110.0 million of our existing cash on hand as of the closing date to finance a portion of the Transactions, but does not reflect the use of approximately $100 million of cash in connection with the consummation of our recent SemperCare acquisition.

       (2) Represents the income tax benefit of $79.3 million on the applicable tax accounts from the Transactions. Upon closing of the Transactions, we will be entitled to a tax benefit for (i) cash paid to holders of our in-the-money stock options and (ii) cash paid for fees and expenses as discussed in (1)(c) above.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

       (3) Upon completion of the Transactions we will become a wholly owned subsidiary of Holdings. Generally accepted accounting principles require that any amounts recorded or incurred (such as goodwill or debt) by our parent as a result of the Transactions be "pushed down" and recorded in our financial statements. The following table summarizes the preliminary allocation of the purchase price as if the Transactions had occurred on September 30, 2004.

                                                              (DOLLARS IN THOUSANDS)
                                                              ----------------------
Equity investment by Holdings...............................        $  500,000
Total liabilities and minority interests....................         1,705,837
Fair value of assets acquired...............................          (784,691)
                                                                    ----------
Excess purchase price over net assets acquired(a)...........        $1,421,146
                                                                    ==========

------------

(a) Represents the excess of purchase price over assets acquired and liabilities assumed. Based on our preliminary purchase price allocation. As part of the preparation of this unaudited pro forma condensed consolidated financial information, we have performed a preliminary review of the tangible and intangible assets acquired. Based upon this limited preliminary review, we believe that identifiable intangible assets with a limited life (primarily customer contracts and non-compete agreements) would be approximately $50.3 million. The annual amortization charge related to these intangible assets would be $9.4 million. A formal valuation study is currently being performed to identify and value all tangible and identifiable intangible assets. Thus, the actual allocation of the final purchase price may differ from the amounts presented in this unaudited pro forma condensed consolidated financial information. If we determine that a greater portion of the amount we allocated to excess purchase price over net assets acquired on a preliminary basis should be allocated to identifiable intangibles, we may incur additional amortization expense in future periods. We would recognize an additional $10.0 million of amortization expense for every $100.0 million in excess purchase price allocated to an identifiable intangible asset using an average amortization life of ten years.

       (4) Represents incremental finite-lived intangible assets of $30.0 million for customer contracts to be amortized over a five year life. A corresponding deferred tax asset of $12.0 million has been reflected of which $2.4 million represents the current portion.

       (5) Represents the elimination of approximately $8.8 million of our deferred financing costs and the recording of approximately $39.4 million of new deferred financing costs in connection with the Transactions.

       (6) Represents the net increase in long-term indebtedness based on the following:

                                                              (DOLLARS IN THOUSANDS)
                                                              ----------------------
Repayment of 9 1/2% senior subordinated notes...............        $ (175,000)
Repayment of 7 1/2% senior subordinated notes...............          (175,000)
Borrowings on the revolver..................................           200,000
New term loans..............................................           580,000
Borrowings under senior subordinated notes..................           660,000
                                                                    ----------
                                                                     1,090,000
Current maturities on long-term indebtedness................            (5,800)
                                                                    ----------
                                                                    $1,084,200
                                                                    ==========

       (7) Represents the payment of accrued interest existing on the 9 1/2% and the 7 1/2% senior subordinated notes as of September 30, 2004.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

       (8) Represents an adjustment to our equity to equal our parent's investment in us as follows:

                                                             (DOLLARS IN THOUSANDS)
                                                             ----------------------
Cash equity contribution...................................        $ 760,000
Rollover equity at fair market value.......................          151,900
EITF 88-16 equity adjustment(a)............................         (411,900)
Stockholders' equity.......................................        $ 500,000
                                                                   =========

(a) Reflects adjustment in accordance with Emerging Issues Task Force Issue No. 88-16 "Basis in Leveraged Buyout Transactions" to reduce equity (and goodwill) in order to reflect approximately 20% of the equity related to our continuing stockholders at their predecessor basis.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003

                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ----------
                                                                      (DOLLARS IN THOUSANDS)
Net operating revenues......................................  $1,392,366    $     --       $1,392,366
Costs and expenses:
  Cost of services..........................................   1,112,176          --        1,112,176
  General and administrative................................      44,417          --           44,417
  Bad debt expense..........................................      51,320          --           51,320
  Depreciation and amortization.............................      34,654       6,000(1)        40,654
                                                              ----------    --------       ----------
Total costs and expenses....................................   1,242,567       6,000        1,248,567
                                                              ----------    --------       ----------
Income from operations......................................     149,799      (6,000)         143,799
Other income and expense:
  Equity in earnings from joint ventures....................         824          --              824
  Interest expense, net.....................................     (25,404)    (79,996)(2)     (105,400)
                                                              ----------    --------       ----------
Income from continuing operations before minority interests
  and income taxes..........................................     125,219     (85,996)          39,223
Minority interest in consolidated subsidiary companies......       2,402          --            2,402
                                                              ----------    --------       ----------
Income from continuing operations before income taxes.......     122,817     (85,996)          36,821
Income tax expense..........................................      48,597     (34,028)(3)       14,569
                                                              ----------    --------       ----------
Income from continuing operations...........................  $   74,220    $(51,968)      $   22,252
                                                              ==========    ========       ==========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ---------
                                                                      (DOLLARS IN THOUSANDS)
Net operating revenues......................................   $990,927     $     --       $990,927
Costs and expenses:
  Cost of services..........................................    792,493           --        792,493
  General and administrative................................     32,251           --         32,251
  Bad debt expense..........................................     38,156           --         38,156
  Depreciation and amortization.............................     23,437        4,500(1)      27,937
                                                               --------     --------       --------
Total costs and expenses....................................    886,337        4,500        890,837
                                                               --------     --------       --------
Income from operations......................................    104,590       (4,500)       100,090
Other income and expense:
  Equity in earnings from joint ventures....................        334           --            334
  Interest expense, net.....................................    (17,848)     (62,188)(2)    (80,036)
                                                               --------     --------       --------
Income from continuing operations before minority interests
  and income taxes..........................................     87,076      (66,688)        20,388
Minority interest in consolidated subsidiary companies......      1,893           --          1,893
                                                               --------     --------       --------
Income from continuing operations before income taxes.......     85,183      (66,688)        18,495
Income tax expense..........................................     33,503      (26,229)(3)      7,274
                                                               --------     --------       --------
Income from continuing operations...........................   $ 51,680     $(40,459)      $ 11,221
                                                               ========     ========       ========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ----------
                                                                      (DOLLARS IN THOUSANDS)
Net operating revenues......................................  $1,241,276    $     --       $1,241,276
Costs and expenses:
  Cost of services..........................................     965,848          --          965,848
  General and administrative................................      36,490          --           36,490
  Bad debt expense..........................................      36,056          --           36,056
  Depreciation and amortization.............................      29,533       4,500(1)        34,033
                                                              ----------    --------       ----------
Total costs and expenses....................................   1,067,927       4,500        1,072,427
                                                              ----------    --------       ----------
Income from operations......................................     173,349      (4,500)         168,849
Other income and expense:
  Interest expense, net.....................................     (23,900)    (54,126)(2)      (78,026)
                                                              ----------    --------       ----------
Income from continuing operations before minority interests
  and income taxes..........................................     149,449     (58,626)          90,823
Minority interest in consolidated subsidiary companies......       2,772          --            2,772
                                                              ----------    --------       ----------
Income from continuing operations before income taxes.......     146,677     (58,626)          88,051
Income tax expense..........................................      59,121     (23,630)(3)       35,491
                                                              ----------    --------       ----------
Income from continuing operations...........................  $   87,556    $(34,996)      $   52,560
                                                              ==========    ========       ==========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2004

                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ----------
                                                                      (DOLLARS IN THOUSANDS)
Net operating revenues......................................  $1,642,715    $     --       $1,642,715
Costs and expenses:
  Cost of services..........................................   1,285,531          --        1,285,531
  General and administrative................................      48,656          --           48,656
  Bad debt expense..........................................      49,220          --           49,220
  Depreciation and amortization.............................      40,750       6,000(1)        46,750
                                                              ----------    --------       ----------
Total costs and expenses....................................   1,424,157       6,000        1,430,157
                                                              ----------    --------       ----------
Income from operations......................................     218,558      (6,000)         212,558
Other income and expense:
  Equity in earnings from joint ventures....................         490          --              490
  Interest expense, net.....................................     (31,456)    (71,934)(2)     (103,390)
                                                              ----------    --------       ----------
Income from continuing operations before minority interests
  and income taxes..........................................     187,592     (77,934)         109,658
Minority interest in consolidated subsidiary companies......       3,281          --            3,281
                                                              ----------    --------       ----------
Income from continuing operations before income taxes.......     184,311     (77,934)         106,377
Income tax expense..........................................      74,215     (31,429)(3)       42,786
                                                              ----------    --------       ----------
Income from continuing operations...........................  $  110,096    $(46,505)      $   63,591
                                                              ==========    ========       ==========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

       (1) Represents amortization on an incremental increase in identifiable intangible assets of which $30.0 million would be amortized over a five year life.

       (2) The adjustment to interest expense represents the elimination of all historical interest expense related to the 9 1/2% and 7 1/2% senior subordinated notes. In addition, the adjustment includes the recording of interest expense for the Transactions, as if the Transactions had occurred as of the beginning of the respective periods presented. The following presents the interest expense for the senior subordinated notes calculated based upon the estimated interest rate and principal amount outstanding and the interest expense for the new term loans and revolving credit facility are calculated based on an assumed principal amount outstanding and interest rates:

                                                              OUTSTANDING PRINCIPAL    INTEREST RATE
                                                              ----------------------   -------------
                                                              (DOLLARS IN THOUSANDS)
New revolving credit facility...............................         $200,000              6.00%
New term loans..............................................          580,000              6.00%
Senior subordinated notes...................................          660,000              7.75%

       The following table summarizes the Transactions' pro forma interest expense adjustment (in thousands).

                                                          NINE MONTHS     NINE MONTHS    TWELVE MONTHS
                                           YEAR ENDED        ENDED           ENDED           ENDED
                                          DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                              2003           2003            2004            2004
                                          ------------   -------------   -------------   -------------
Eliminate interest expense on 9 1/2%
  senior subordinated notes.............    $(16,625)      $(12,469)       $(12,469)       $(16,625)
Eliminate interest expense on 7 1/2%
  senior subordinated notes.............      (5,067)        (1,786)         (9,844)        (13,125)
Eliminate deferred financing fees from
  9 1/2% and 7 1/2% senior subordinated
  notes and existing credit facility....      (1,585)        (1,055)         (1,626)         (2,156)
Interest on revolving credit facility...      12,000          9,000           9,000          12,000
Commitment fee on unused portion of
  credit facility.......................         447            454             431             424
Interest on new term loan facility......      34,800         26,100          26,100          34,800
Interest on senior subordinated notes...      51,150         38,363          38,363          51,150
Amortization of deferred financing fees
  from senior subordinated notes and new
  credit facility.......................       3,940          2,955           2,955           3,940
Reduction of interest income related to
  use of existing cash to fund
  transaction(a)........................         936            626           1,216           1,526
                                            --------       --------        --------        --------
Transaction pro forma interest
  adjustment............................    $ 79,996       $ 62,188        $ 54,126        $ 71,934
                                            ========       ========        ========        ========

------------

(a) The reduction in interest income is related to the use of $110.0 million of Select's existing cash to fund the transaction. The interest rates used were 0.947% and 0.909% for the year ended December 31, 2003 and the nine months ended September 30, 2003, respectively, and represent the interest rate earned by us during the last month of the period presented. For the twelve months ended September 30, 2004 and the nine months ended September 30, 2004, the interest rate used was 1.473% and represents the interest rate earned by us during the last month of the period presented.

       An increase or decrease in 12.5 basis points would result in an increase or decrease of annual interest expense associated with the new revolving credit facility and the new term loan facility of approximately $1.0 million.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

       (3) Represents the incremental tax effect of the adjustments based upon our effective statutory tax rate as follows:

TIME PERIOD                                                   TAX RATE
-----------                                                   --------
Year Ended December 31, 2003................................   39.6%
Nine Months Ended September 30, 2003........................   39.3%
Nine Months Ended September 30, 2004........................   40.3%
Twelve Months Ended September 30, 2004......................   40.3%

                              FOURTH QUARTER 2004

       Although complete financial statements for the fourth quarter and year ended December 31, 2004 are not yet available, based on preliminary estimates we expect net operating revenues for the fourth quarter and year ended December 31, 2004 to be in the range of $418 million to $448 million and $1,659 million to $1,689 million, respectively, compared to $401.4 million for the fourth quarter ended December 31, 2003 and $1,392.4 million for the year ended December 31, 2003. We also estimate that Adjusted EBITDA for the fourth quarter and year ended December 31, 2004 will be in the range of $67 million to $69 million and $270 million to $272 million, respectively, compared to $56.4 million for the fourth quarter ended December 31, 2003 and $184.5 million for the year ended December 31, 2003. This data may be changed as we finalize our fourth quarter and full year results for the year ended December 31, 2004. Actual results could differ materially from those contained in these estimates. The following table reconciles Adjusted EBITDA to net income for the periods indicated:

                                                 YEAR ENDED DECEMBER 31, 2004
                                              ----------------------------------
                                                  RANGE
                                              FOURTH QUARTER        RANGE YEAR
                                              --------------     ---------------
                                                     (dollars in millions)
Adjusted EBITDA..............................  $67       $69      $270      $272
Less:
   Minority interest.........................    2         1         5         4
   Depreciation and amortization.............   12        11        42        41
   Interest expense, net.....................    7         7        31        31
   Income tax expense........................   19        21        78        80
                                               ---       ---      ----      ----
   Net income from continuing operations.....   27        29       114       116
   Income from discontinued operations.......    -         -         1         1
                                               ---       ---      ----      ----
Net income...................................  $27       $29      $115      $117
                                               ===       ===      ====      ====

           LIQUIDITY AND CAPITAL RESOURCES -- AFTER THE TRANSACTIONS

       Following the Transactions, our primary source of liquidity will continue to be cash flow generated from operations. We will also have availability under our new revolving credit facility, subject to certain conditions. Following the Transactions, we expect that our primary liquidity requirements will be for debt service on our new senior secured credit facilities and the notes, capital expenditures and working capital.

       In connection with the Transactions, we expect to borrow $780.0 million under a new $880.0 million senior secured credit facility and issue $660.0 million principal amount of the notes. After the Transactions we will be significantly leveraged. On a pro forma basis, as of September 30, 2004, we would have had outstanding $1,445.5 million in aggregate indebtedness, excluding $13.8 million of letters of credit, with approximately $86.2 million of additional borrowing capacity under our new senior secured credit facility. As a result, our liquidity requirements will significantly increase due to our increased debt service obligations. For the nine months ended September 30, 2004 and the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, our interest expense would have been $76.6 million and $103.7 million, respectively.

       In connection with the Transactions, we will enter into a new senior secured credit facility with a syndicate of financial institutions and institutional lenders. We expect that our new senior secured credit facility will provide for senior secured financing of up to $880.0 million, consisting of:

       - a $300.0 million revolving loan facility with a maturity of six years, including both a letter of credit sub-facility and a swingline loan sub-facility, and

       - a $580.0 million term loan facility with a maturity of seven years that is expected to be drawn in full in connection with the consummation of the Transactions.

       Proceeds of the term loans and up to $200.0 million of revolving loans, together with other sources of funds described under "Use of Proceeds," will be used to finance the Transactions. Proceeds of the revolving loans borrowed after the closing date of the Transactions, swingline loans and letters of credit will be used for general corporate purposes.

       The interest rates per annum applicable to loans, other than swingline loans, under our new senior secured credit facility will be, at our option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The alternate base rate will be the greater of (1) JPMorgan Chase Bank, N.A.'s prime rate and
(2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. We expect the applicable margin percentage will initially be (1) 1.50% for alternate base rate revolving loans and (2) 2.50% for adjusted LIBOR rate revolving loans, subject to reduction beginning approximately six months after the closing based upon the ratio of our total indebtedness to our consolidated EBITDA (as defined in the credit agreement governing our new senior secured credit facility). The applicable margin percentages for the term loans will be determined at the time commitments are received from the lenders. For purposes of the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this report, we have assumed that the applicable margin percentage for the term loans will be the same as the initial applicable margin percentage for the revolving loans. Swingline loans will bear interest at the interest rate applicable to alternate base rate revolving loans. See "-- Interest Rate Risks".

       We believe internally generated cash flows and borrowings of revolving loans under our new senior secured credit facility will be sufficient to finance operations for at least the next twelve months.

       As a result of the recently enacted HIH regulations, we currently anticipate that we will need to relocate approximately 50% of our long-term acute care hospitals over the next five years, including certain of our hospitals acquired from SemperCare. This process will include relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our HIHs to alternative settings, building or buying free-standing facilities. These relocation efforts will require us to spend additional capital above historic levels. We currently expect to spend approximately $500 million on capital expenditures over the next five years, including both our ongoing maintenance capital expenditures and the capital required for hospital relocations.

 COMMITMENTS AND CONTINGENCIES

       The following table summarizes our contractual obligations pro forma for the Transactions at December 31, 2003, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

                                                   PAYMENTS DUE BY YEAR
                                 ---------------------------------------------------------
CONTRACTUAL OBLIGATIONS            TOTAL       2004     2005-2007   2008-2009   AFTER 2009
-----------------------          ----------   -------   ---------   ---------   ----------
                                                  (DOLLARS IN THOUSANDS)
Senior Subordinated Notes......  $  660,000   $    --   $     --     $    --    $  660,000
Term loans.....................     580,000        --     17,400      11,600       551,000
Borrowing on revolver..........     200,000        --         --          --       200,000
Seller Notes...................       7,174     4,343      2,831          --            --
Capital Lease Obligations......         711       344        367          --            --
Other Debt Obligations.........       1,135       733        402          --            --
                                 ----------   -------   --------     -------    ----------
Total Debt.....................   1,449,020     5,420     21,000      11,600     1,411,000
Letters of Credit
  Outstanding..................      10,597        50        100          --        10,447
Purchase Obligations...........       8,322     4,809      2,715         798            --
Patient Care Obligation(1).....       3,563       246        739         493         2,085
Naming, Promotional and
  Sponsorship Agreement........      36,619     1,400      4,494       2,996        27,729
Operating Leases...............     233,428    71,842    124,503      20,350        16,733
Related Party Operating
  Leases.......................      19,439     1,584      5,120       3,439         9,296
                                 ----------   -------   --------     -------    ----------
Total Contractual Cash
  Obligations..................  $1,760,988   $85,351   $158,671     $39,676    $1,477,290
                                 ==========   =======   ========     =======    ==========

---------------

(1) For a description of this obligation, see Note 17 to our consolidated financial statements.